Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-1

CEA Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per security(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.00001	7,820	$1.14	8,914.80	0.83
Public Warrants to purchase shares of Common Stock	532,688	$0.27	$143,825.76	$13.34
Common Stock, par value $0.00001 per share underlying the Public Warrants	532,688	$5.00	$2,663,440.00	$246.90
Pre-Funded Warrants to purchase shares of Common Stock	170,382	$0.01	$1,703.82	$0.16
Common Stock, par value $0.00001 per share underlying the Pre-Funded Warrants	170,382	$0.01	$1,703.82	$0.16

Total:			$2,819,588.20	$261.39

(1)	The warrants, each of which is exercisable to purchase one share of common stock, were initially issued to the Selling Securityholder named in this registration statement and are registered for resale. The issuance by the registrant of the shares of common stock upon exercise of the warrants by transferees of such warrants is also being registered hereunder.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price of the shares of common stock and the publicly traded warrants is $1.14 and $.27, respectively which is the average of the high and low prices of the common stock and warrants on June 7, 2022, on the NASDAQ Capital Market. For purposes of calculating the registration fee, the proposed maximum offering price of the common stock is $5.00 and $0.01, which is the respective exercise price of each of the public warrants and pre-funded warrants.